Exhibit F

19.   Attach as Exhibit F a narrative and/or graphic description of the organizational structure of the applicant.  Note:  If the security-based swap data repository or securities information processor activities of the applicant are conducted primarily by a division, subdivision, or other segregable entity within the applicant's corporation or organization, describe the relationship of such entity within the overall organizational structure and attach as Exhibit F the description that applies to the segregable entity.

The Depository Trust & Clearing Corporation ("DTCC") is the New York based holding company of the applicant and numerous other companies.

DTCC Deriv/SERV LLC ("DTCC Deriv/SERV") is a New York limited liability company located in New York.  DTCC Deriv/SERV is a wholly owned subsidiary of DTCC.

DTCC Data Repository (U.S.) LLC, ("DDR") is a New York limited liability company located in New York.  DDR is a wholly owned subsidiary of DTCC Deriv/SERV LLC, which is wholly owned by DTCC

The Warehouse Trust Company LLC ("WTC") is a limited purpose trust company located in New York.  WTC is a wholly owned subsidiary of DTCC Deriv/SERV, which is wholly owned by DTCC.

DTCC, the ultimate parent of DDR, is a holding company and operates on a shared services model with its subsidiaries.  DTCC staff, through a Service Agreement with DDR (see Exhibit I6), provides Audit, Compliance, Finance, General and Administrative Services, Human Resources, Legal and Corporate Secretary's Office, as well as enterprise infrastructure and software development services.  All U.S. employees are employees of DTCC and may also be officers of various DTCC subsidiaries.  For example, Marisol Collazo is a DTCC Managing Director, is CEO of DDR and is a Managing Director of both DTCC Deriv/SERV and WTC.

DTCC Deriv/SERV, the direct parent of DDR and parent of DDR's affiliate WTC (see Exhibit G) is the sole member of DDR, a member managed New York limited liability company.  DTCC Deriv/SERV's oversight of DDR is governed by New York limited liability law and the DDR Operating Agreement (see Exhibit E2).  DTCC Deriv/SERV annually elects the Directors of DDR's Board (see Exhibit D for a description of DDR's governance arrangements and specifically Exhibit D1 describing DTCC Deriv/SERV's Nominating Committee Charter).